UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 3, 2006

ATLANTIC SYNDICATION NETWORK, INC.
(Exact name of registrant as specified in its charter)

NV	000-26383	88-0325940
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6125 West Edna Ave, Las Vegas, Nevada	89146
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:(702) 388-8800

________________________________________________________________________
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2 below):

[ ] Written communications pursuant to Rule 425 under the Securities Act

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

ITEM 3.02 UNREGISTERED SALES OF EQUITY SECURITIES

On September 26, 2006, Atlantic Syndication Network, Inc.’s (the “Company”) Board of Directors authorized and approved the issuance of 4,000,000 restricted shares of common stock, $.001 par value, to Kent G. Wyatt, its President, Chief Executive Officer, director and a majority shareholder, for conversion of $120,000 in debt, consisting of $60,000 in past due compensation and $60,000 in monies advanced to the Company. The shares were valued at $.03 per share and were issued on October 3, 2006. The shares were issued with a Rule 144 legend based upon the exemption from registration found in Section 4(2) of the Securities Act of 1933, as amended.

On September 26, 2006, the Company’s Board of Directors authorized and approved the issuance of 100,000 restricted shares each to Michael Edwards and Glen Schlosser, respectively, for consulting services rendered to the Company. Mr. Edwards is a director of the Company and Mr. Schlosser is Chief Financial Officer and a director of the Company. The shares were valued at $.03 per share and were issued on October 3, 2006. All shares were issued with a Rule 144 legend based upon the exemption from registration found in Section 4(2) of the Securities Act of 1933, as amended.

Together with the issuance of the 4,000,000 shares of common stock, Mr. Wyatt and his affiliates, including Sarah Wyatt, Mr. Wyatt’s spouse and an officer and director of the Company, own 20,093,000 shares or 51.7% of the outstanding shares of common stock of the company. After the issuance of 100,000 shares, Mr. Edwards owns an aggregate of 210,000 shares or <1% of the outstanding common stock of the Company and Mr. Schlosser owns an aggregate of 445,000 shares or 1.2% of the outstanding common stock of the Company. On October 11, 2006, there were 38,841,444 shares of common stock issued and outstanding.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 11, 2006

(Registrant) Atlantic Syndication Network, Inc.
By: /s/Kent G. Wyatt
Name: Kent G. Wyatt
Title: President